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                                                                     Page 1 of 4



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )




                                   Cohu, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 001751-19257610
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 4, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)



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-------------------------                                -----------------------
CUSIP NO. 001751-19257610               13G                     Page 2 of 4
-------------------------                                -----------------------

-------- -----------------------------------------------------------------------
   1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Nicholas J. Cedrone
-------- -----------------------------------------------------------------------
   2     Check the Appropriate Box if a Member of a Group          (a) [ ]
         (See Instructions)                                        (b) [ ]
-------- -----------------------------------------------------------------------
   3     SEC Use Only

-------- -----------------------------------------------------------------------
   4     Citizenship or Place of Organization

         United States
-------- -----------------------------------------------------------------------
       Number of            5    Sole Voting Power

         Shares                  719,819
                          ------ -----------------------------------------------
      Beneficially          6    Shared Voting Power

        Owned by          ------ -----------------------------------------------
                            7    Sole Dispositive Power
          Each
                                 719,819
       Reporting          ------ -----------------------------------------------
                            8    Shared Dispositive Power
      Person With
-------- -----------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          719,819
-------- -----------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions) [ ]

-------- -----------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          7.32%
-------- -----------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)

          IN
-------- -----------------------------------------------------------------------



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  ITEM 1(a)      Name of Issuer:
                 Cohu, Inc.
                 ---------------------------------------------------------------

  ITEM 1(b)      Address of Issuer's Principal Executive Offices:
                 5755 Kearny Villa Road, San Diego, CA 92123
                 ---------------------------------------------------------------

  ITEM 2(a)      Name of Person Filing:
                 Nicholas J. Cedrone
                 ---------------------------------------------------------------

  ITEM 2(b)      Address of Principal Business Office or, if None, Residence:
                 One Monarch Drive, Littleton, MA 01460
                 ---------------------------------------------------------------

  ITEM 2(c)      Citizenship:
                 United States
                 ---------------------------------------------------------------

  ITEM 2(d)      Title of Class of Securities:
                 Common Stock, $1.00 par value
                 ---------------------------------------------------------------

  ITEM 2(e)      CUSIP Number:
                 001751-19257610
                 ---------------------------------------------------------------

  ITEM 3         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c),
                 CHECK THIS BOX [X]

  ITEM 4         OWNERSHIP

                 The aggregate number and percentage of the class of securities of the issuer identified in Item 1 owned by Mr. Cedrone on May 4, 1999 was as follows:

                 (a)     Amount beneficially owned: 719,819.

                 (b)     Percent of class: 7.32%.

                 (c)     Number of shares as to which the person has:

                 (i)     Sole power to vote or to direct the vote 719,819.

                 (ii)    Shared power to vote or to direct the vote ____.

                 (iii) Sole power to dispose or to direct the disposition of 719,819.

                 (iv) Shared power to dispose or to direct the disposition of ____.


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                                                                     Page 4 of 4


  ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable.

  ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.

  ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

  ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.

  ITEM 9       NOTICE OF DISSOLUTION OF GROUP

               Not Applicable.

  ITEM 10      CERTIFICATIONS

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     May 4, 1999
                                     ---------------------------------
                                                 (Date)

                                     /s/ Nicholas J. Cedrone
                                     ---------------------------------
                                               (Signature)

                                     Nicholas J. Cedrone
                                     ---------------------------------